Exhibit 99.1

Dex One Successfully Completes Bank Debt Repurchases

Company Expects to Retire $142 Million of Bank Debt

CARY, N.C.--(BUSINESS WIRE)--March 22, 2012--Dex One Corporation (NYSE: DEXO), a leading marketing services company, announced today it successfully repurchased bank debt at each of its three operating subsidiaries and will retire approximately $142 million in principal amount of bank debt for approximately $70 million in cash consideration.

Two of the three offers were over-subscribed, allowing the company to use the full amount of cash designated for debt repurchases at those two subsidiaries and more than two-thirds of the cash designated for debt repurchases at the third.

“We will continue to take steps to strengthen our balance sheet,” said Dex One CEO Alfred Mockett. “Given the significant level of interest in our tender offers, we are able to reduce a meaningful amount of our outstanding debt obligations. As a result of our debt restructuring initiatives and other obligatory payments, we are targeting the retirement of at least $500 million of total debt in 2012.”

The results of the bank debt repurchases are as follows:

($ millions)

Entity	Principal Value of Accepted Bids	Accepted Price	Aggregate Cash Payment to Lenders
Dex Media East, Inc.	$23.6 million	53.0%	$12.5 million
Dex Media West, Inc.	$26.6 million	64.0%	$17.0 million
R.H. Donnelly Inc.	$92.0 million	43.5%	$40 million

As announced on March 14, 2012, designated utilization and price ranges for the bank debt repurchases were as follows:

  Dex Media East, Inc. - offered to utilize up to $12.5 million to repurchase its bank debt at a price of 50.5% to 54.5% of par.
  Dex Media West, Inc. - offered to utilize up to $23.5 million to repurchase its bank debt at a price of 60.0% to 64.0% of par.
  R.H. Donnelley Inc. - offered to utilize up to $40 million to repurchase its bank debt at a price of 41.5% to 45.5% of par.

The offers expired at 5:00 p.m., New York City time, on Wednesday, March 21, 2012. Settlement of the prepayments is expected on or about Friday, March 23, 2012.

On a related note, on March 20, 2012, Dex One launched a tender offer for a portion of its $300 million aggregate principal amount of 12% / 14% Senior Subordinated Notes due 2017. This offer remains open until April 19, 2012.

This release does not constitute an offer to sell or the solicitation of an offer to buy the bank debt, subordinated notes or any other securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT DEX ONE CORPORATION

Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search. Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit www.DexOne.com.

SAFE HARBOR PROVISION

Certain statements contained in this press release regarding Dex One Corporation’s future operating results, performance, business plans, prospects, guidance and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “planned,” “estimated,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of such terms, or other comparable expressions, as they relate to Dex One Corporation or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only Dex One Corporation’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One Corporation. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One Corporation’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include risks and other factors described in Dex One Corporation’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect Dex One Corporation’s business or financial results. Such risks and other factors, which in some instances are beyond Dex One Corporation’s control, include: the continuing decline in the use of print directories; increased competition, particularly from existing and emerging online technologies; ongoing weak economic conditions and continued decline in advertising sales; our ability to collect trade receivables from customers to whom we extend credit; our ability to generate sufficient cash to service our debt; our ability to comply with the financial covenants contained in our debt agreements and the potential impact to operations and liquidity as a result of restrictive covenants in such debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; increasing interest rates; changes in the company’s and the company’s subsidiaries credit ratings; changes in accounting standards; regulatory changes and judicial rulings impacting our business; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; successful realization of the expected benefits of acquisitions, divestitures and joint ventures; our ability to maintain agreements with CenturyLink, AT&T and other major Internet search and local media companies; our reliance on third-party vendors for various services; and other events beyond our control that may result in unexpected adverse operating results. Dex One Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K.

CONTACT:
Dex One Corporation
Chris Hardman, 303-784-1351
chris.hardman@dexone.com
or
Investor Contact:
Jamie Andelman, 800-497-6329
invest@dexone.com